Exhibit 23.1


                       Independent Auditors' Consent


The Board of Directors
Financial Federal Corporation:

We consent to the incorporation by reference in registration statements
(Nos. 333-1240, 33-32519 and 333-50962) on Form S-8 and (No. 333-56651) on
Form S-3 of Financial Federal Corporation of our report dated September 27, 2002, with respect to the consolidated balance sheet of Financial Federal Corporation as of July 31, 2002, and the related consolidated statements of stockholders' equity, income and cash flows for the year ended July 31, 2002, which report appears in the July 31, 2002 annual report on Form 10-K of Financial Federal Corporation.



/s/ KPMG LLP

New York, New York
October 28, 2002

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